Exhibit 10.1

PURCHASE AND SALE AGREEMENT

OF MEMBERSHIP INTERESTS OF

ATLAS PIPELINE NGL HOLDINGS, LLC

AND

ATLAS PIPELINE NGL HOLDINGS II, LLC

by and between

ATLAS PIPELINE MID-CONTINENT HOLDINGS, LLC

and

MARTIN OPERATING PARTNERSHIP L.P.

May 5, 2014

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

EXHIBITS

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Sample Balance Sheet

SCHEDULES

Schedule 5.4	Absence of Certain Changes
Schedule 5.5	Capitalization – Acquired Companies
Schedule 5.12	Financial Statements – Acquired Companies
Schedule 6.4	Capitalization – WTP Partnership
Schedule 6.5	Litigation
Schedule 6.7	Financial Statements – WTP Partnership
Schedule 7.5	Adequate Financial Capability

-iv-

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made and entered into on this 5th day of May, 2014, by and between Atlas Pipeline Mid-Continent Holdings, LLC, a Delaware limited liability company (“Seller”), and Martin Operating Partnership L.P., a Delaware limited partnership (“Buyer”). Seller and Buyer are sometimes herein referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

Seller owns 100% of the membership interests in Atlas Pipeline NGL Holdings, LLC, a Delaware limited liability company (“Holdings”), and Atlas Pipeline NGL Holdings II, LLC, a Delaware limited liability company (“Holdings II” and together with Holdings, the “Acquired Companies”).

Holdings and Holdings II own a 20% partnership interest in West Texas LPG Pipeline Limited Partnership, a Texas limited partnership (the “WTP Partnership”), which 20% is comprised of a 19.8% limited partnership interest and a 0.2% general partnership interest (collectively, the “WTP Partnership Interest”).

Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, 100% of the membership interests of Holdings and Holdings II on the terms and conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions.

Each capitalized term used herein shall have the meaning set forth below.

“Accounting Arbitrator” has the meaning given such term in Section 3.3(d).

“Acquired Companies” has the meaning given such term in the Recitals.

“Acquired Company Financial Statements” has the meaning given such term in Section 5.12.

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such first Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Agreement” has the meaning given such term in the introductory paragraph hereof.

“Base Purchase Price” has the meaning given such term in Section 3.1(a).

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the State of Texas are required or authorized by a Legal Requirement to be closed.

“Buyer” has the meaning given such term in the introductory paragraph hereof.

“Buyer Indemnified Parties” has the meaning given such term in Section 12.1(a).

“Cap Amount” has the meaning given such term in Section 12.1(b)(ii).

“Casualty Loss” has the meaning given such term in Section 10.2.

“Claim Notice” has the meaning given such term in Section 12.1(d).

“Claims” means any and all claims, notices, actions, suits, injunctions, citations, directives, summons, investigations, or other demands or proceedings, whether in the nature of judicial or pre judicial proceedings, arbitration or mediation proceedings, made or brought against a Person for recovery of Damages, personal injury, redress of alleged wrongs, prosecution or enforcement of alleged obligations, or otherwise purporting to hold such Person responsible for any matter.

“Closing” has the meaning given such term in Section 4.1.

“Closing Date” has the meaning given such term in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended, and any rules and regulations promulgated thereunder.

“Contract” means any binding written or oral agreement, contract, license, franchise, indenture, note, bond, loan, purchase order, instrument, lease, commitment, obligation, undertaking or other binding agreement.

“Creditors’ Rights” has the meaning given such term in Section 5.2.

“Current Assets” means the sum of all current assets of the WTP Partnership as of the Effective Time as determined in accordance with GAAP (as applied on a basis consistent with past practice), as adjusted (whether or not in accordance with GAAP) (a) to give effect to this Agreement and (b) to utilize the methodologies, principles and procedures otherwise specified in or consistent with the Sample Balance Sheet. A sample computation of Current Assets is illustrated on the Sample Balance Sheet.

“Current Liabilities” means the sum of all current liabilities of the WTP Partnership as of the Effective Time as determined in accordance with GAAP (as applied on a basis consistent with past practice), as adjusted (whether or not in accordance with GAAP) (a) to give effect to this Agreement and (b) to utilize the methodologies, principles and procedures otherwise specified in or consistent with the Sample Balance Sheet. A sample computation of Current Liabilities on the Sample Balance Sheet.

“Damages” means any and all damages, and related costs, fees and expenses (including expenses of investigation, defense and settlement of any Claim, including reasonable fees and disbursements of counsel, court costs, and consultants’ and experts’ fees), judgments, penalties and fines, provided, however, that (a) the term “Damages” shall not include any consequential or indirect damages suffered by Buyer Indemnified Party or a Seller Indemnified Party or punitive or special damages payable to Buyer Indemnified Party or a Seller Indemnified Party (except and to the extent awarded pursuant to the third party claim for which a Buyer Indemnified Party or Seller Indemnified Party, as applicable, is otherwise entitled to indemnity pursuant to this Agreement), and (b) the amount of any Damage shall be offset by (i) the net tax effect of such Damages actually realized by the Party receiving such indemnification and provided that such net amount shall be increased to give effect to the income taxes attributable to the receipt of any indemnification payment hereunder, or (ii) any amounts received by the Indemnified Party from any third party (including insurers or sureties) with respect to such Damages.

“Data Room” means the virtual data room or “SmartRoom” maintained by BMC Group and made available to Buyer and/or its representatives in connection with the transactions contemplated hereby, as of the 5:00 p.m., Central Time, on the date immediately preceding the date hereof, an electronic copy of which shall be provided to Buyer on such date.

“Deductible” has the meaning given such term in Section 12.1(b)(i).

“Deposit” has the meaning given such term in Section 3.4(a).

“Distribution” has the meaning given such term in Section 3.2.

“Effective Time” has the meaning given such term in Section 2.1(a).

“Encumbrances” means any lien, mortgage, deed of trust, pledge, charge, security interest, conditional sales arrangement, option, preferential purchase right, right of first refusal, restriction on transferability or other encumbrance, including any restriction on the exercise of any attributes of ownership.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means the Escrow Agreement of even date herewith, by and among Seller, Buyer and the Escrow Agent.

“Estimated Net Working Capital” has the meaning given such term in Section 3.3(c).

“Final Net Working Capital” has the meaning given such term in Section 3.3(d).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any court, governmental department, commission, council, board, bureau, agency or other judicial, administrative, regulatory, legislative or other instrumentality of the United States of America or any foreign country, or any state, county, municipality or local governmental body or political subdivision or any such other foreign country.

“Holdings” has the meaning given such term in the Recitals.

“Holdings II” has the meaning given such term in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including all rules and regulations implementing such Act.

“Indemnified Party” has the meaning given such term in Section 12.1(d).

“Indemnifying Party” has the meaning given such term in Section 12.1(d).

“Knowledge” and any variations thereof or words to the same effect means (a) with respect to Seller, actual knowledge of the following persons: John Coonce, Daniel Herz and William Ulrich, and solely for purposes of Section 6.6, “Knowledge” shall also include the actual knowledge of Scott Barrett; and (b) with respect to Buyer, actual knowledge (assuming review of any written materials provided by Seller to Buyer in the Data Room or contained in the Schedules attached hereto as of the date hereof) of the following persons: Wes Martin, Matt Vermillion, Luke Pohl and John Suchand.

“Legal Requirements” means (a) any and all laws, statutes, codes, rules, regulations, ordinances, judgments, orders, writs, decrees, requirements or determinations of any Governmental Entity, and (b) to the extent not covered by clause (a) immediately above, any and all requirements of permits, licenses, certificates, authorizations, concessions, franchises or other approvals granted by any Governmental Entity.

“Liability” means any liability or obligation, including debts, losses, costs and expenses, absolute or contingent, known or unknown, due or to become due, liquidated or unliquidated.

“Material Adverse Effect” means, with respect to a Person, any change, circumstance, fact, event or effect that, individually or in the aggregate with all other adverse changes, circumstances, facts, events and effects, is or would reasonably be expected to be materially adverse to the business, financial condition, operations, assets or results of operations of such Person, taken as a whole, other than any change, circumstance, fact, event or effect arising out of or resulting from (i) general economic, financial market, regulatory or political conditions, any outbreak of hostilities or war, acts of terrorism, natural disasters or other force majeure events, in each case in the United States or elsewhere, (ii) changes in or events or conditions generally affecting the midstream oil and natural gas industry, (iii) changes in oil and natural gas prices, (iv) changes in other commodity prices, (v) any change of Legal Requirements or changes to United States generally accepted accounting principles generally or interpretations thereof, (vi) the negotiation, execution, announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the transactions contemplated hereby, (vii) in the case of an Acquired Company or the WTP Partnership, any conditions, changes or developments arising or relating to actions taken or not taken, in each case, which Buyer requested or for which Buyer has given its approval or consent, in each case, in writing prior to the taking or not taking of such action, or the failure to take any action expressly prohibited by this Agreement or (viii) in the case of an Acquired Company or the WTP Partnership, any failure to meet any internal forecasts or estimates of revenues or earnings for any period; provided that in the case of clauses (i), (ii) or (v) above that such matters do not disproportionately impact such Person with respect to the industry generally.

“Membership Interests” has the meaning given such term in Section 2.1(a).

“Net Working Capital” means Current Assets minus Current Liabilities.

“Notice Period” has the meaning given such term in Section 12.1(d).

“Organizational Documents” means (i) with respect to a corporation or company, the articles or certificate of incorporation and bylaws of such entity, articles of association or similar operational document, (ii) with respect to a limited partnership, the certificate of limited partnership (or equivalent document) and partnership agreement or similar operational agreement, and (iii) with respect to a limited liability company, the articles of organization (or equivalent document) and regulations, limited liability company agreement, or other operational agreement.

“Party(ies)” has the meaning given such term in the introductory paragraph hereof.

“Permitted Encumbrances” means the following matters:

(i) All Legal Requirements that govern or apply to the ownership, operation or transfer of property;

(ii) Any lien for Taxes that are not yet due and payable or are being contested in good faith;

(iii) Preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which waivers or consents are obtained from the appropriate parties prior to Closing;

(iv) Consents from Governmental Entities which are customarily obtained after Closing and filings with regulatory authorities which are customarily filed after Closing; and

(v) Any matters that are waived in writing by Buyer or that are otherwise released or satisfied by Seller on or prior to the Effective Time.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other legal entity or organization, including any Governmental Entity.

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator.

“Purchase Price” has the meaning given such term in Section 3.1(a).

“Sample Balance Sheet” means the balance sheet of the WTP Partnership as of the date specified thereon, which is attached as Exhibit B hereto and provides an illustrative calculation of Current Assets and Current Liabilities of the WTP Partnership as of such date.

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning given such term in the introductory paragraph hereof.

“Seller Indemnified Parties” has the meaning given such term in Section 12.1(c).

“Straddle Period” means any tax period that includes but does not end on the Closing Date.

“Target Net Working Capital” means $15,000,000.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any and all federal, state, local, foreign and other income, capital gains, gross income, gross receipts, sales, use, wealth, net worth, registration, ad valorem, transfer, franchise, profits, license, capital stock, leases, service, service use, withholding, payroll, employment, unemployment, social security, disability, excise, severance, stamp, occupation, premium, property, unclaimed property, environmental (including Code Section 59A), alternative or add on, value added, goods and services, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any and all penalties, additions to tax, or additional amounts with respect thereto required to be collected by or paid over to any Governmental Entity.

“Transfer Taxes” has the meaning given such term in Section 12.5(c).

“WTP Financial Statements” has the meaning given such term in Section 6.7.

“WTP Partnership” has the meaning given such term in the Recitals.

“WTP Partnership Agreement” means the First Amended and Restated Limited Partnership Agreement dated as of May 1, 1999, among WTLPS, Inc., DMS LP, Inc., Chevron Raven Ridge Pipe Line Company, Chevron Pipe Line Company, and the Acquired Companies (as successors-in-interest to Mid-America Pipeline Company and MAPL Investments, Inc.) as amended by that Amendment to First Amended and Restated Limited Partnership Agreement of the West Texas LPG Pipeline Limited Partnership dated February 2, 2004, but effective August 8, 2003.

“WTP Partnership Interest” has the meaning given such term in the Recitals.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale.

(a) On the Closing Date, and subject to the terms and conditions set forth in this Agreement, but effective as of 11:59 p.m. central time on such date (the “Effective Time”), Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall assume, purchase and pay for, Seller’s 100% membership interest in Holdings and Seller’s 100% membership interest in Holdings II, including all rights and obligations relating thereto and all economic and capital interest therein (collectively, the “Membership Interests”).

(b) At the Closing, except as set forth in Section 2.1(c), Buyer shall, assume and pay, discharge or perform, as appropriate, when due all Liabilities arising out of or attributable to the ownership of the Membership Interests and will agree to be bound by the terms and obligations of the WTP Partnership Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, as between the Parties, Buyer’s assumption under Section 2.1(b) does not contravene or limit Seller’s obligations under Article 12 hereof to indemnify Buyer as expressly set forth therein.

2.2 Further Assurances.

If at any time after the Closing Date, any further action is necessary to carry out the purposes of this Agreement, the Parties shall execute such additional instruments, and take such other action as may be necessary or otherwise reasonably requested by a Party to fully effectuate the transfer of ownership of the Membership Interests to Buyer.

ARTICLE 3

CONSIDERATION

3.1 Consideration at Closing.

(a) At Closing, Buyer shall pay to Seller an amount in cash equal to $135,000,000 (the “Base Purchase Price”), subject to adjustment as provided in Sections 3.3(a) and 3.3(b) (the Base Purchase Price, as so adjusted, the “Purchase Price”) less the Deposit (and all interest thereon) by wire transfer of immediately available funds to an account designated by Seller in writing to Buyer no later than three Business Days prior to Closing.

(b) The Deposit (and all interest thereon) shall be released to Seller at Closing in accordance with Section 3.4.

3.2 Receipts and Credits.

Subject to the terms hereof (excluding the indemnification provisions hereof), all monies, proceeds, dividends, distributions, receipts, credits and income attributable or accruing with respect to the WTP Partnership Interest and Membership Interests (as determined in accordance with generally accepted accounting principles) (a) for all periods of time prior to the Effective Time, shall be the sole property and entitlement of Seller and, to the extent received by Buyer or one of its Affiliates, shall be promptly accounted for and transmitted to Seller, and (b) for all periods of time from and after the Effective Time, shall be the sole property and entitlement of Buyer and, to the extent received by Seller, shall be promptly accounted for and transmitted to Buyer. If the WTP Partnership pays any proceeds, dividends, distributions, receipts, credits or other monies to the Acquired Companies or their successors after Closing, a portion of which is attributable to a period prior to Closing (a “Distribution”), Buyer shall promptly pay to Seller an amount equal to the product of (i) the amount of the Distribution multiplied by (ii) a fraction, the numerator of which is the number of days in such period preceding the Closing (including the Closing Date) and the denominator of which is the total number of days in such period. In addition, subject to the terms hereof (excluding the indemnification provisions hereof), all invoices, costs, expenses, disbursements and payables attributable or accruing with respect to the WTP Partnership Interest and Membership Interests (as determined in accordance with generally accepted accounting principles) (x) for all periods of time prior to the Effective Time, shall be the sole obligation of Seller, and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for same and (y) for all periods of time from and after the Effective Time, shall be the sole obligation of Buyer, and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller for same.

3.3 Purchase Price Adjustment.

(a) The Base Purchase Price to be paid at Closing will be adjusted upward by an amount equal to twenty percent (20%) of the positive amount, if any, or downward by an amount equal to twenty percent (20%) of the shortfall amount, if any, of Estimated Net Working Capital in comparison to Target Net Working Capital.

(b) The Base Purchase Price to be paid at Closing will be adjusted upward by an amount equal to twenty percent (20%) of the aggregate amount of any capital expenditures (i) approved by Buyer in writing in accordance with this Agreement after the date hereof and (ii) paid by the WTP Partnership after the date hereof and prior to the Closing Date.

(c) Seller shall prepare and deliver to Buyer not less than five Business Days prior to the Closing Date Seller’s estimate of the Net Working Capital attributable to the WTP Partnership Interests as of Closing (based upon the definitions of Current Assets and Current

Liabilities and using the determinations, calculations and methodology set forth on the Sample Balance Sheet) (the “Estimated Net Working Capital”). If Buyer has any questions or disagreements regarding Seller’s calculation of the Estimated Net Working Capital, Buyer shall contact Seller at least two Business Days prior to the Closing Date, and in such case Seller and Buyer shall in good faith attempt to resolve any disagreements. If Buyer and Seller do not agree on the amount of the Estimated Net Working Capital or changes to the Estimated Net Working Capital, then the Purchase Price shall be paid at the Closing assuming that the Estimated Net Working Capital is equal to the Target Net Working Capital as of Closing.

(d) No later than 60 calendar days after the Closing Date (or such later date as mutually agreed by Buyer and Seller), Buyer shall prepare and deliver to Seller Buyer’s calculation of the Net Working Capital attributable to the WTP Partnership Interests as of Closing (based upon the definitions of Current Assets and Current Liabilities and using the determinations, calculations and methodology set forth on the Sample Balance Sheet) (the “Final Net Working Capital”). Buyer and Seller shall promptly provide to each other all documents reasonably requested by the other to verify any of the items set forth in the Final Net Working Capital. Each of Seller and Buyer and their respective representatives shall be entitled to such access during normal business hours to all books and records of the other Party as they may reasonably request for the purpose of this Section 3.3(d). Seller shall have the right for 30 calendar days following receipt of the Final Net Working Capital to object to the proposed calculation of the Final Net Working Capital. Any objection made by Seller shall be made in writing and shall set forth the grounds for such objection in reasonable detail. Seller shall be deemed to have waived any rights to object to any aspect of the calculation of the Final Net Working Capital to the extent Seller does not deliver written objections to Buyer with respect to such aspects within such 30 calendar day period. To the extent Seller delivers written objections within such 30 calendar day period, then Buyer and Seller shall endeavor in good faith to resolve such objections. If, at the end of a 15 calendar day period from the date of delivery of any objection by Seller or such longer period as may be mutually agreed by Buyer and Seller, there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to the accounting firm of Ernst & Young LLP or such other accounting firm as the Parties may mutually select (the “Accounting Arbitrator”). Each of Seller and Buyer agree not to engage, or agree to engage, the Accounting Arbitrator to perform any services other than as Accounting Arbitrator pursuant hereto until the Final Net Working Capital has been finally determined pursuant to this Section 3.3(d). Each Party agrees to execute, if requested by the Accounting Arbitrator, a reasonable engagement letter and to provide such indemnity and other agreements as the Accounting Arbitrator may require in connection with or as a condition to such engagement. The Accounting Arbitrator shall determine the Final Net Working Capital as promptly as reasonably practicable after the objections that remain in dispute are submitted to it, but in any event within 30 calendar days after such objections that remain in dispute are submitted to it. If any objections are submitted to the Accounting Arbitrator for resolution, (i) each of Buyer and Seller shall furnish to the Accounting Arbitrator and the other Party such workpapers and other documents and information relating to such objections as the Accounting Arbitrator may request and are reasonably available to that Party (or its independent public accountants) and will be afforded the opportunity to present to the Accounting Arbitrator any material relating to the determination of the matters in dispute and to discuss such determination with the Accounting Arbitrator, (ii) the Accounting Arbitrator shall not assign a value to any item in dispute that is greater than the greatest value for such item claimed by Seller or Buyer or less than the smallest value for such item claimed by Seller or Buyer and (iii) the determination by the Accounting Arbitrator of the Final Net Working Capital, as set forth in a written notice delivered to both Buyer and Seller by the Accounting Arbitrator, shall be made in accordance with this Agreement and shall be binding and conclusive on the Parties and, absent manifest error, shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof. Buyer and Seller shall each bear their own legal fees and other costs in connection with any such objection; provided, that Buyer and Seller shall each bear one-half of the costs and expenses of the Accounting Arbitrator. Seller and Buyer shall promptly, and in any event within five Business Days after the final determination of the matter submitted to the Accounting Arbitrator for resolution, pay to the Accounting Arbitrator the amount of fees and expenses of the Accounting Arbitrator payable by Seller and Buyer pursuant to the preceding sentence. Notwithstanding anything in this Agreement to the contrary, the Accounting Arbitrator and procedures set forth herein shall be the sole method for resolving any disputes regarding the Final Net Working Capital or the provisions of this Section 3.3.

(e) Following the final determination of the Final Net Working Capital pursuant to this Section 3.3:

(i) if (A) an adjustment was made to the Purchase Price at Closing pursuant to Section 3.3(a) and (B) the Final Net Working Capital as determined pursuant to this Section 3.3 is less than the Estimated Net Working Capital, then an amount equal to twenty percent (20%) of such shortfall shall be paid by Seller to Buyer;

(ii) if (A) an adjustment was made to the Purchase Price at Closing pursuant to Section 3.3(a) and (B) the Final Net Working Capital as determined pursuant to this Section 3.3 is greater than the Estimated Net Working Capital, then an amount equal to twenty percent (20%) of such excess shall be paid by Buyer to Seller; or

(iii) if (A) no adjustment was made to the Purchase Price at Closing pursuant to Section 3.3(a) and (B) the Final Net Working Capital as determined pursuant to this Section 3.3 is greater than the Target Net Working Capital, then an amount equal to twenty percent (20%) of the difference between the Final Net Working Capital and Target Net Working Capital shall be paid by Buyer to Seller, or (C) the Final Net Working Capital as determined pursuant to this Section 3.3 is less that the Target Net Working Capital, then an amount equal to twenty percent (20%) of the difference between the Target Net Working Capital and the Final Net Working Capital shall be paid by Seller to Buyer.

The amount, if any, payable as provided in clause (i), (ii) or (iii) above shall be paid promptly (but in any event within five Business Days of the determination of such amount) by Buyer or Seller, as applicable, by wire transfer of immediately available funds, to an account designated by the applicable payee.

(f) The provisions of this Section 3.3 shall apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and, except as otherwise expressly provided in this Agreement or as described in the Sample Balance Sheet, the Parties covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or reduction) more than once in the calculation of the aggregate amount of any capital expenditures or Final Net Working Capital or any component of any of the foregoing, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation. The Parties acknowledge and agree that, if there is a conflict between a determination, calculation or methodology set forth in the Sample Balance Sheet or the definitions contained in this Agreement, as applicable, on the one hand, and those provided by GAAP, on the other hand, (i) the determination, calculation or methodology set forth in the Sample Balance Sheet or the definitions contained in this Agreement, as applicable, shall control to the extent that the matter is included in the Sample Balance Sheet as a line item or specific adjustment or expressly provided for in the definitions contained in this Agreement or otherwise expressly provided for in this Agreement and (ii) the determination, calculation or methodology prescribed by GAAP shall otherwise control.

3.4 Deposit.

(a) Contemporaneously with or prior to the execution of this Agreement, Buyer will deposit by wire transfer of immediately available funds with the Escrow Agent an amount equal to 10% of the Base Purchase Price (the “Deposit”). The Deposit will be held by the Escrow Agent in a segregated interest-bearing escrow account in accordance with the terms of the Escrow Agreement. If Closing occurs, the Deposit (and all interest earned thereon) will be applied toward the Purchase Price and released to Seller at Closing.

(b) If Seller terminates this Agreement pursuant to Section 11.3(a) or Section 11.3(c), and, in either case, Buyer does not also have the right at that time to terminate this Agreement pursuant to Section 11.3(a), Section 11.3(b) or Section 11.3(e), then Seller will be entitled to receive the Deposit (including all interest earned thereon), free of any claims by Buyer with respect thereto.

(c) If (i) Buyer terminates this Agreement pursuant to Section 11.3(a), Section 11.3(b) or Section 11.3(e); (ii) Seller terminates this Agreement pursuant to Section 11.3(a) or Section 11.3(c), and, in either case, Buyer has the right at that time to terminate this Agreement pursuant to Section 11.3(a), Section 11.3(b) or Section 11.3(e); or (iii) either Party terminates this Agreement pursuant to Section 11.3(d) or the Parties mutually agree to terminate this Agreement pursuant to Section 11.3(f), then Buyer will be entitled to the prompt return of the Deposit (including all interest earned thereon), free of any claims by Seller with respect thereto.

(d) Seller and Buyer agree to timely provide a joint instruction notice to the Escrow Agent regarding the disposition of the Deposit (including all interest earned thereon) in accordance with this Section 3.4.

3.5 Allocation of Purchase Price.

Buyer and Seller shall use commercially reasonable efforts to agree, within 90 days after the Closing Date, upon the allocation of the Purchase Price among the interests in Holdings and Holdings II and the underlying interests in the WTP Partnership for financial accounting purposes, federal income tax purposes, and any applicable state Tax purposes. Buyer and Seller shall file any related Tax forms required by any Governmental Entity on a timely basis consistent with such allocation or adjustments thereto. Buyer and Seller shall not take any position on their respective federal or applicable state income tax returns or otherwise that is inconsistent with such allocation as so agreed to or adjusted between the Parties. In the event that any adjustment is required to be made to the allocation of the Purchase Price initially determined by the Parties in accordance with the foregoing as a result of any adjustment to the consideration paid hereunder pursuant to Section 3.3, the Parties agree to consult in good faith on such adjustment and how such adjustment should be reflected in the allocation hereunder. If, contrary to the intent of the Parties hereto as expressed in this Section 3.5, any Governmental Entity makes or proposes an allocation inconsistent with any allocation agreed to by the Parties, the Parties shall cooperate with each other in good faith to contest such Governmental Entity’s allocation (or proposed allocation); provided, however, that, after consultation with the Party adversely affected by such allocation (or proposed allocation), the other Party hereto may file such protective claims or Tax Returns as may be reasonably required to protect its interests; provided further, that neither Seller or any of its Affiliates nor Buyer or any of its Affiliates will be obligated to litigate any challenge to such allocation of the Purchase Price by a Governmental Entity. If the Parties are unable to agree on the allocation of the Purchase Price as contemplated above, then each Party may file any related Tax forms required by any Governmental Entity in a manner consistent with such Party’s proposed allocation.

ARTICLE 4

CLOSING

4.1 Time and Place of Closing.

Subject to the conditions stated in this Agreement and unless the Parties agree upon a different date, the consummation of the transactions contemplated hereby (the “Closing”) is expected to occur on or prior to May 30, 2014 or such other date as may be mutually agreed upon by the Parties. The date Closing actually occurs is herein called the “Closing Date.” The Closing shall be held at Jones Day’s offices in Houston, Texas, or at such other location as may be mutually agreed upon by the Parties.

4.2 Closing Obligations.

At the Closing, the following events shall occur:

(a) Seller and Buyer shall each execute and deliver to the other the Assignment and Assumption Agreement substantially in the form of Exhibit A;

(b) Seller and Buyer shall exchange the certificates described in Sections 11.1(b) and 11.2(b);

(c) Buyer shall pay the Purchase Price less the Deposit (and all interest earned thereon) to Seller as described in Section 3.1;

(d) Each of the Parties shall deliver a certificate of good standing or existence from its state of organization or incorporation dated not more than ten days prior to the Closing Date;

(e) Seller shall deliver an executed statement described in §1.1445-2(b)(2) of the regulations under the Code certifying that the applicable transferor is neither a foreign person nor a disregarded entity within the meaning of the Code;

(f) Seller shall deliver to Buyer evidence of the full and complete release, termination or discharge, effective upon Closing, of the Encumbrances, guarantees and other obligations with respect to the Acquired Companies and (if applicable) the WTP Partnership Interest arising under the matters set forth on Schedule 5.5, in form and substance customary for transactions of this nature and reasonably satisfactory to the trustee under Buyer’s existing indenture(s) and agent(s) under Buyer’s existing credit agreement(s); and

(g) Each Party shall execute such other instruments and take such other actions as may be reasonably requested by the other Parties in order to give full effect to the obligations of such Party under this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the survival provisions set forth in Section 11.5 and the limitations and disclaimers provided for in Article 12, Seller hereby represents and warrants to Buyer on and as of the date hereof and again on and as of the Closing Date, that:

5.1 Organization and Qualification.

Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power to own, lease and operate its properties and to carry on its business as now being conducted. There are no dissolution or bankruptcy proceedings or actions pending with respect to or contemplated by Seller. Each Acquired Company is duly qualified to do business and in good standing in all jurisdictions in which the character of the properties owned or leased by it or the nature of the business conducted by it required it to be so licensed or qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

5.2 Authority, Approval and Enforceability.

Seller has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Seller and the performance of the transactions contemplated hereby by Seller have been duly and validly approved by all requisite action necessary on behalf of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (“Creditors’ Rights”). At the Closing all documents required hereunder to be executed and delivered by Seller will have been duly authorized, executed and delivered by Seller and will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to Creditors’ Rights.

5.3 No Violation or Consent.

The execution and delivery by Seller of this Agreement or any other documents required hereunder to be executed and delivered by Seller pursuant to this Agreement, and the consummation by Seller of the transactions contemplated hereby or thereby will not (a) conflict with or result in a breach or default under the Organizational Documents of Seller or the Acquired Companies, or entitle any Person to exercise any preferential purchase right, option to purchase or similar right with respect to the Membership Interests, (b) conflict with or result in a breach or default under the Organizational Documents of WTP Partnership, (c) conflict with or result in a breach or default under any Legal Requirement or any judgment, decree, order, governmental permit, certificate or license to which Seller or an Acquired Company is a party or to which it is subject, (d) result in the creation of any Encumbrance upon the Membership Interests or (e) except for Permitted Encumbrances, compliance with the HSR Act, and any filings required by the SEC, require Seller to obtain or make any waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing with, any Person, except, in the case of any matters described in clauses (c) or (e) above, that would not have a Material Adverse Effect on the Acquired Companies.

5.4 Absence of Certain Changes.

The Acquired Companies have fully funded all calls for capital contributions by WTP Partnership received on or prior to December 31, 2013. Except as disclosed in Schedule 5.4, since December 31, 2013:

(a) there has not been any waiver by Seller or any of the Acquired Companies of any rights that, singularly or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on the Acquired Companies; and

(b) there has not been any amendment to the Organizational Documents of the Acquired Companies or WTP Partnership;

(c) none of the Acquired Companies has received any distributions made by the WTP Partnership, whether pursuant to Section 11.2 of the WTP Partnership Agreement or otherwise; and

(d) none of the Acquired Companies has received any notice of any calls for capital contributions by the WTP Partnership, whether pursuant to Section 10.2 of the WTP Partnership Agreement or otherwise.

5.5 Capitalization.

(a) Except as set forth on Schedule 5.5, Seller holds record and beneficial ownership of all of the issued and outstanding equity interests of the Acquired Companies, free and clear of any and all Encumbrances, transfer restrictions and voting agreements or other agreements with respect to the ownership, voting, control or transfer of such equity interests (except Permitted Encumbrances and to the extent arising under Legal Requirements relating to federal or state securities matters). The Membership Interests constitute all of the issued and outstanding equity interests in the Acquired Companies. All of the Membership Interests were duly authorized and validly issued, and are fully paid and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). Seller has provided Buyer with correct and complete copies of the Organizational Documents, as amended, of each of the Acquired Companies as currently in effect.

(b) Except for rights created pursuant to this Agreement, there are no outstanding (i) options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the right to subscribe for or purchase limited liability company interests or other interests in the Acquired Companies or obligating Seller or any Acquired Company to issue or sell any limited liability company membership interests or other interests in any Acquired Company, (ii) stock or unit appreciation, phantom stock or phantom units, profit participation or other similar rights with respect to any Acquired Company or (iii) interests of any Person that would dilute the interests of Seller in any of the Acquired Companies. There are no outstanding contractual obligations, contingent or otherwise, of Seller or any Acquired Company to repurchase, redeem or otherwise acquire any limited liability company interests in such Acquired Company. Except for this Agreement, there is no voting trust or agreement, operating agreement, partnership agreement, pledge agreement, buy-sell agreement, agreement with any employee of Seller, right of first refusal, preemptive right or proxy relating to any equity securities or securities convertible into the equity securities of any of the Acquired Companies.

5.6 Litigation.

(a) There are no Proceedings pending or, to the Knowledge of Seller, threatened against the Acquired Companies or, with respect to Seller or any of its Affiliates, against or relating to Seller’s ownership of the Membership Interests or the Acquired Companies’ ownership of the WTP Partnership Interest.

(b) To the Knowledge of Seller, no notice has been received of any Proceeding from any Person regarding compliance with Legal Requirements by any of the Acquired Companies or, with respect to Seller or any of its Affiliates, against or relating to Seller’s ownership of the Membership Interests or the Acquired Companies’ ownership of the WTP Partnership Interest.

5.7 Taxes.

(a) Seller or the applicable Acquired Company has filed or caused to be filed when due all material Tax Returns with respect to or otherwise affecting the Membership Interests or WTP Partnership Interest as may have been required to be filed by Seller or such Acquired Company under applicable Legal Requirements, including all required federal, state and local income, sales, use, property, margin and franchise Tax Returns. Each such Tax Return is correct and complete in all material respects. Seller or the applicable Acquired Company has paid or caused to be paid in full (except amounts for Taxes being diligently contested in good faith by appropriate procedures) all required Taxes or similar assessments (whether or not shown on any Tax Returns) that have become due with respect to or otherwise affecting the Membership Interests or WTP Partnership Interest (including any interest, penalties or additions attributable thereto). All such Taxes that are not yet due have been properly and adequately accrued and reserved. All Tax withholding and deposit requirements imposed on or with respect to Seller or the Acquired Companies have been satisfied in full in all respects. There are no Encumbrances on any of the assets of Seller or the Acquired Companies that arose in connection with any failure to pay any Tax or otherwise or Encumbrances for Taxes on Seller’s interests in any of the Acquired Companies or any of the Acquired Companies’ interests in the WTP Partnership other than Permitted Encumbrances.

(b) Neither Seller nor any of the Acquired Companies has granted (or is subject to) any waiver or extension that is currently in effect with respect to any period of limitations for the assessment or payment of any Tax or with respect to the filing of any Tax Return.

(c) Neither Seller nor any of the Acquired Companies is under audit or examination by any Governmental Entity with respect to any Taxes or Tax Returns of or related to the Acquired Companies, there are no claims or Proceedings pending against Seller or any of the Acquired Companies with respect to any Tax or Tax Returns of or related to any of the Acquired Companies, and no assessment, deficiency or adjustment for Taxes has been asserted by any Governmental Entity against Seller or any of the Acquired Companies with respect to its interests in any of the Acquired Companies that has not been finally resolved and satisfied.

(d) No outstanding claim, assessment or deficiency against or related to any of the Acquired Companies for any Taxes has been asserted in writing by any Governmental Entity.

(e) There is no existing Tax sharing agreement that will require that any payment be made by any of the Acquired Companies on or after the Closing Date.

(f) None of Seller, any of the Acquired Companies nor any affiliate of Seller or the Acquired Companies has taken a position on any Tax Return with respect to the Acquired Companies or the assets held by any of the Acquired Companies or any income, gain, loss, distribution or payment therefrom that is inconsistent with the reporting position taken by the Acquired Companies, as applicable, with respect to such items or events.

(g) None of the Acquired Companies has agreed to or could be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting pursuant to Section 481(a) of the Code or any similar provision of law by reason of a change in accounting method initiated by any of the Acquired Companies for a Tax period ending on or prior to the Closing Date; (ii) closing agreement described in Section 7121 of the Code (or any corresponding or similar provision of federal, state, local, or foreign Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law); (v) prepaid amount received on or prior to the Closing Date or (vi) election under Section 108(i) of the Code.

(h) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(i) For federal income tax purposes (and state, local and foreign tax purposes where applicable), each of the Acquired Companies is currently, will be at the time of Closing and at all time since its formation has been disregarded as an entity separate from Seller within the meaning of Treasury Regulation Section 301.7701-3.

5.8 Regulatory Status.

Seller is not an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended.

5.9 Brokers.

Neither Seller nor any of its Affiliates have entered (directly or indirectly) into any agreement with any Person that provides for the payment of any commission, brokerage or “finder’s fee” arising out of the transactions contemplated by this Agreement for which Buyer, any Acquired Company or WTP Partnership will have any Liability.

5.10 Title to the WTP Partnership Interest.

The Acquired Companies hold good and marketable title to, and have good right to sell and transfer, the WTP Partnership Interest free and clear of all Encumbrances other than Permitted Encumbrances. Except for the WTP Partnership Interest, none of the Acquired Companies owns, directly or indirectly, any equity interests, securities, shares of capital stock, voting rights or other investments in any other Person. The Acquired Companies have not conducted any business operations or owned any assets other than their respective ownership of the WTP Partnership Interest.

5.11 WTP Partnership Agreement.

Seller has furnished or made available to Buyer a complete and correct copy of the Organizational Documents of WTP Partnership, together with all amendments thereto. None of the Acquired Companies is in breach or default under the Organizational Documents of WTP Partnership. None of Seller or the Acquired Companies has received any written communication from, or given any written communication to, any other party indicating that an Acquired Company or such other party, as the case may be, is in breach or default under the Organizational Documents of WTP Partnership.

5.12 Financial Statements.

Attached hereto as Schedule 5.12 are: (a) the unaudited balance sheet of each Acquired Company as of December 31, 2013; and (b) the related unaudited statements of income and cash flow for the year then ended (collectively, the “Acquired Company Financial Statements”). The Acquired Company Financial Statements fairly present in all material respects the financial condition and results of operations of the Acquired Companies as of the respective dates thereof and for the periods therein referred in accordance with GAAP (other than the absence of notes).

5.13 Absence of Undisclosed Liabilities.

Since December 31, 2013, no Acquired Company has incurred any Liabilities (whether absolute, accrued, contingent or otherwise) of any nature, except Liabilities (a) which would not be required to be accrued or disclosed in the Acquired Company Financial Statements under GAAP (including the notes thereto); (b) which were incurred in the ordinary course of business consistent with past practice and are not material (individually or in the aggregate).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES REGARDING WTP PARTNERSHIP

Subject to the survival provisions set forth in Section 11.5, Seller represents and warrants to Buyer on and as of the date hereof and again on and as of the Closing Date, that:

6.1 Organization and Qualification.

WTP Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite limited partnership power to own, lease and operate its properties and to carry on its business as now being conducted. To the Knowledge of Seller, there are no dissolution or bankruptcy proceedings or actions pending with respect to or contemplated by WTP Partnership. WTP Partnership is duly qualified to do business and in good standing in all jurisdictions in which the character of the properties owned or leased by it or the nature of the business conducted by it required it to be so licensed or qualified, except where the failure to be so qualified would not have a Material Adverse Effect on the WTP Partnership.

6.2 No Violation of Consent.

The execution and delivery by Seller of this Agreement or any other documents required hereunder to be executed and delivered by Seller pursuant to this Agreement, and the consummation by Seller of the transactions contemplated hereby or thereby will not (a) conflict with or result in a breach or default under the Organizational Documents of WTP Partnership, or entitle any Person to exercise any preferential purchase right, option to purchase or similar right with respect to the WTP Partnership Interest, (b) to the Knowledge of Seller, conflict with or result in a breach or default under any Legal Requirement or any judgment, decree, order, governmental permit, certificate or license to which WTP Partnership is a party or to which it is subject, (c) to the Knowledge of Seller, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract or obligation to which WTP Partnership is a party or by which WTP Partnership or any of its assets may be bound, (d) to the Knowledge of Seller, result in the creation of any Encumbrance upon the WTP Partnership Interest or any assets of WTP Partnership or (e) to the Knowledge of Seller, except for Permitted Encumbrances, compliance with the HSR Act, and any filings required by the SEC, require any material waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing with, any Person; except, in each case, that would not have a Material Adverse Effect on WTP Partnership.

6.3 Absence of Certain Changes.

To the Knowledge of Seller, since December 31, 2013, there has not been: (a) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect on WTP Partnership; (b) any sale, assignment, lease, transfer, license, abandonment or other disposition by WTP Partnership of any material interest in its assets; or (c) any agreement to do any of the foregoing. To the Knowledge of Seller, since December 31, 2013, the business and assets of WTP Partnership have been operated and maintained in the ordinary course of business consistent with past practices.

6.4 Capitalization.

Without limiting the representations and warranties set forth in Section 5.10:

(a) To the Knowledge of Seller, Schedule 6.4 sets forth the holders of record and beneficial ownership of all of the issued and outstanding equity interests of WTP Partnership. The WTP Partnership Interest held by the Acquired Companies are free and clear of any and all Encumbrances, transfer restrictions and voting agreements or other agreements with respect to the ownership, voting, control or transfer of such equity interests (except Permitted Encumbrances and to the extent arising under Legal Requirements relating to federal or state securities matters or the WTP Partnership Agreement). The WTP Partnership Interest are duly authorized, validly issued and fully paid.

(b) To the Knowledge of Seller, except for rights created pursuant to this Agreement, there are no outstanding (i) options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the right to subscribe for equity or other interests in WTP Partnership or obligating WTP Partnership to issue or sell any equity or other interests in WTP Partnership, (ii) stock or unit appreciation, phantom stock or phantom units, profit participation or other similar rights with respect to WTP Partnership or (iii) interests of any Person that would dilute the interests of the Acquired Companies in WTP Partnership. To the Knowledge of Seller, there are no outstanding contractual obligations, contingent or otherwise, of WTP Partnership to repurchase, redeem or otherwise acquire any equity or other interests in WTP Partnership. To the Knowledge of Seller, except for this Agreement, there is no voting trust or agreement, operating agreement, partnership agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities or securities convertible into the equity securities of WTP Partnership.

(c) To the Knowledge of Seller, WTP Partnership has no subsidiaries nor does WTP Partnership own any equity interests in any Person.

6.5 Litigation.

(a) Except as set forth on Schedule 6.5, to the Knowledge of Seller, there are no Proceedings pending or threatened against WTP Partnership.

(b) Except as set forth on Schedule 6.5, to the Knowledge of Seller, no notice has been received of any Proceeding from any Person regarding compliance with Legal Requirements by WTP Partnership.

6.6 Taxes.

To the Knowledge of Seller:

(a) WTP Partnership has filed when due all material Tax Returns as may have been required to be filed by WTP Partnership under applicable Legal Requirements, including all required federal, state and local income, sales, use, property, margin and franchise Tax Returns. Each such Tax Return is correct and complete in all material respects. WTP Partnership has paid in full (except amounts for Taxes being diligently contested in good faith by appropriate procedures) all required Taxes or similar assessments (whether or not shown on any Tax Returns) that have become due with respect to or otherwise affecting WTP Partnership or its assets (including any interest, penalties or additions attributable thereto). All such Taxes that are not yet due have been properly and adequately accrued and reserved. All Tax withholding and deposit requirements imposed on or with respect to the WTP Partnership have been satisfied in full in all respects. There are no Encumbrances on any of the assets of the WTP Partnership that arose in connection with any failure to pay any Tax or otherwise other than Permitted Encumbrances;

(b) WTP Partnership has not granted (and is not subject to) any waiver or extension that is currently in effect with respect to any period of limitations for the assessment or payment of any Tax or with respect to the filing of any Tax Return;

(c) WTP Partnership is not under audit or examination by any Governmental Entity with respect to any Taxes or Tax Returns, there are no claims or Proceedings pending against the WTP Partnership with respect to any Tax or Tax Returns of or related to the WTP Partnership, and no assessment, deficiency or adjustment for Taxes has been asserted by any Governmental Entity against the WTP Partnership that has not been finally resolved and satisfied;

(d) no outstanding claim, assessment or deficiency against or related to the WTP Partnership for any Taxes has been asserted orally or in writing by any Governmental Entity;

(e) there is no existing Tax sharing agreement that will require that any payment be made by the WTP Partnership on or after the Closing Date;

(f) the WTP Partnership, for any taxable year not closed by the applicable statute of limitations, has not entered into a transaction that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b);

(g) no written or oral claim has been made by any Governmental Entity in a jurisdiction where the WTP Partnership does not file a Tax Return that it or its assets are or may be subject to taxation in that jurisdiction;

(h) WTP Partnership has not agreed to and could not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting pursuant to Section 481(a) of the Code or any similar provision of law by reason of a change in accounting method initiated by the WTP Partnership for a Tax period ending on or prior to the Closing Date; (ii) closing agreement described in Section 7121 of the Code (or any corresponding or similar provision of federal, state, local, or foreign Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law); (v) prepaid amount received on or prior to the Closing Date or (vi) election under Section 108(i) of the Code;

(i) since December 31, 2013, none of the following has occurred with respect to any of the WTP Partnership or any of its assets with respect to Taxes: (i) other than as expressly provided in this Agreement, any circumstance, condition, event or state of facts (either singly or in the aggregate) that has caused, will cause or would reasonably be expected to cause a Tax liability outside the ordinary course of business or that is inconsistent with past Tax accounting practices; or (ii) any waiver of any of its rights or claims that singly is, or in the aggregate are, material; and

(j) for federal income tax purposes (and state, local and foreign tax purposes where applicable), the WTP Partnership is currently, will be at the time of the Closing and at all times since its formation has been classified as a partnership within the meaning of Treasury Regulation Section 301.7701-3.

6.7 Financial Statements.

Attached hereto as Schedule 6.7 are: (a) the unaudited balance sheet of WTP Partnership as of December 31, 2013; and (b) the related unaudited statements of income and cash flow for the year then ended (collectively, the “WTP Financial Statements”). To the Knowledge of Seller, the WTP Financial Statements fairly present in all material respects the financial condition and results of operations of WTP Partnership as of the respective dates thereof and for the periods therein referred in accordance with GAAP.

6.8 Absence of Undisclosed Liabilities.

To the Knowledge of Seller, since December 31, 2013, WTP Partnership has not incurred any Liabilities (whether absolute, accrued, contingent or otherwise) of any nature, except Liabilities which would not be required to be accrued or disclosed in the WTP Financial Statements under GAAP.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to the survival provisions set forth in Section 11.5, Buyer represents and warrants to Seller on and as of the date hereof and again on and as of the Closing Date, that:

7.1 Organization and Qualification.

Buyer is a duly organized limited partnership, validly existing and in good standing under the laws of the State of Delaware and has the requisite power to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified to do business and in good standing in all jurisdictions in which the character of the properties now owned or leased by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

7.2 Authority, Approval and Enforceability.

Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Buyer and the performance of the transactions contemplated hereby by Buyer have been duly and validly approved by all requisite action necessary on behalf of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to Creditors’ Rights. At the Closing, all other documents required hereunder to be executed and delivered by Buyer will have been duly authorized, executed and delivered by Buyer and will constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to Creditors’ Rights.

7.3 No Violation or Consent.

Neither the execution and delivery of this Agreement by Buyer, or of any other documents required hereunder to be executed and delivered by Buyer at Closing or otherwise, nor the consummation of the transactions contemplated hereby or thereby will:

(a) conflict with or result in a breach, default or violation of Buyer’s Organizational Documents;

(b) conflict with or result in a breach, default or violation of, or require a consent under, any Legal Requirement or any agreement, document, instrument, judgment, decree, order, governmental permit, certificate or license to which Buyer is a party or to which it is subject; or

(c) except for compliance with the HSR Act and any filings required by the SEC, require Buyer to obtain or make any waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing with, any Governmental Entity, except, in the case of any matters described in clauses (b) or (c) above, that would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

7.4 Brokers.

Neither Buyer nor any of its Affiliates has incurred any Liability for brokers’ or finders’ fees in respect of the matters provided for in this Agreement that will be the responsibility of Seller.

7.5 Adequate Financial Capability.

As specifically described in Schedule 7.5, Buyer has adequate financial capability to fulfill the obligations of a partner of the WTP Partnership as required by Section 18.1 of the WTP Partnership Agreement and Exhibit D thereof.

7.6 Litigation.

There are no Proceedings pending, or to the Knowledge of Buyer, threatened, against Buyer or any of its Affiliates that seek to restrain or enjoin the transactions contemplated by this Agreement or that would be reasonably likely to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

7.7 Independent Evaluation; Purchase for Investment.

Buyer is sophisticated in the evaluation, purchase, ownership, development, investment in and operation of oil and gas pipeline assets, including interests substantially similar to the assets of the WTP Partnership, and Buyer is capable of evaluating the merits and risks of an investment in the Membership Interests and bearing the economic risks of such investment. Buyer has conducted its own independent investigation of the Acquired Companies, the WTP Partnership and its assets, which investigation was done by Buyer and its own advisors. Buyer is purchasing the Membership Interests for investment in its own account and not with a view to, or for sale in connection with, any distribution thereof.

ARTICLE 8

COVENANTS OF SELLER

8.1 Operation Prior to the Closing Date.

Seller covenants and agrees that, except as expressly provided in this Agreement or as otherwise approved by Buyer in writing, at all times from the date hereof through the Closing Date or the earlier termination of this Agreement it shall and shall cause the Acquired Companies and, to the extent within its control, WTP Partnership to comply with the following:

(a) Dispositions, Encumbrances, and Other Undertakings. Neither Seller nor the Acquired Companies shall not take or fail to take any action which would reasonably be expected to (i) cause an Encumbrance to arise with respect to the Membership Interest or WTP Partnership Interest (other than Permitted Encumbrances) or (ii) dispose of any interest in the Acquired Companies or WTP Partnership.

(b) WTP Partnership Agreement. Except with the prior consent of Buyer, which consent shall not be unreasonably withheld, the Acquired Companies shall not (i) agree to any amendment to the WTP Partnership Agreement, (ii) agree to any sale or encumbrance of the WTP Partnership’s assets except as may occur in the ordinary course of business, or (iii) approve or consent to any matter which would require the consent of the General Partners of WTP Partnership.

8.2 Fulfillment of Closing Conditions.

Prior to the Closing, Seller shall, or shall cause the Acquired Companies to:

(a) on a timely basis, give or cause to be given all such notices, and use commercially reasonable efforts to obtain or cause to be obtained all consents and approvals, that are required to be given or obtained by Seller or the Acquired Companies in connection with the consummation of the transactions contemplated hereunder; and

(b) use commercially reasonable efforts to fulfill or cause to be fulfilled all other conditions to the Closing set forth in Section 11.1 to the extent of its ability to influence same.

ARTICLE 9

COVENANTS OF BUYER

Buyer shall use commercially reasonable efforts to fulfill or cause to be fulfilled all conditions to the Closing set forth in Section 11.2 to the extent of its ability to influence same.

ARTICLE 10

ADDITIONAL AGREEMENTS OF THE PARTIES

10.1 Access.

The Parties acknowledge that Seller is not the operator of WTP Partnership, and does not have day-to-day authority or control in respect of the operation of WTP Partnership or its assets. Until the earlier of the Closing Date or termination of this Agreement, Seller shall request, on behalf of Buyer, that Buyer be allowed reasonable access to the business, properties and employees of WTP Partnership and information concerning its financial and legal condition, provided that such access shall not interfere with normal operations WTP Partnership. Seller agrees to request, at Buyer’s request, that WTP Partnership permit Buyer and its authorized representatives to have, after the date hereof and until the earlier of the Closing Date or termination of this Agreement, reasonable access to the accounting, real property and operational records and documents which relate WTP Partnership during normal business hours. The officers of Seller will furnish Buyer with such existing financial and operating data and other information in Seller’s possession with respect to Seller’s investment in WTP Partnership as Buyer shall from time to time reasonably request. Buyer shall coordinate all of its requests for such access through Seller, and shall provide reasonable advance notice of each such request. No investigation by Buyer heretofore or hereafter made, or knowledge by Buyer, its Affiliates or its or their respective employees of any of breach of Seller’s representations, warranties or covenants, shall affect the representations, warranties and covenants of Seller or Buyer’s right to indemnification as provided in this Agreement, and each such representation, warranty and covenant shall survive any such investigation.

10.2 Casualty Loss.

If physical damage to, destruction of, or condemnation or taking under any right of eminent domain of any of the assets of WTP Partnership occurs between the date of this Agreement and Closing (a “Casualty Loss”) and such Casualty Loss exceeds $80,000,000, Buyer may, by notice to the other Party, terminate this Agreement. If Buyer exercises its option to terminate this Agreement pursuant to this Section 10.2, this Agreement will be void and have no further effect, the provisions of Section 11.4 will apply, and each Party will have no further right or duty to or claim against the other Party, except as expressly provided otherwise in this Agreement. If Buyer does not exercise its option to terminate this Agreement pursuant to this Section 10.2, then: (a) neither Party’s rights or obligations shall be affected in any way; (b) there will not be deemed a breach of representation or warranty by Seller as a result of such Casualty Loss; (c) there will be no change to the Purchase Price in respect of the Casualty Loss; and (d) to the extent Seller maintains any insurance or is a named insured or additional insured under any insurance maintained by the operator of WTP Partnership in respect of the Casualty Loss, Seller shall assign such benefit to Buyer or otherwise assign to Buyer all insurance proceeds payable as a result of such Casualty Loss and pay to Buyer an amount equal to all deductibles related to such insured loss or damage.

ARTICLE 11

CONDITIONS TO CLOSING AND TERMINATION

11.1 Conditions to Obligation of Buyer.

The obligation of Buyer to perform its obligations hereunder at Closing shall be subject to the satisfaction by Seller of the conditions set forth below (which conditions may be waived in whole or in part by Buyer in writing on or before the Closing Date).

(a) Representations, Warranties and Covenants of Seller. All of the representations and warranties of Seller hereunder shall be true and correct in all material respects (and in all respects in the case of representations and warranties qualified by materiality) on and as of the date hereof and again on and as of the Closing Date, except to the extent that such representations and warranties are expressly made as of another specified date, which representations and warranties shall have been true and correct in all material respects as of such date (and in all respects in the case of representations and warranties qualified by materiality), and Seller shall have performed in all material respects all covenants required of Seller by this Agreement to be performed on or before the Closing Date.

(b) Officer’s Certificate. Seller shall have delivered to Buyer a certificate of a corporate officer or other authorized person, dated as of the Closing Date, certifying on behalf of Seller that the conditions set forth in Section 11.1(a) have been fulfilled.

(c) Third Party Notices, Consents and Waivers. Seller shall have given or caused to be given all such notices, and obtained or caused to be obtained all permits, consents, approvals, authorizations and waivers needed from third parties (including Governmental Entities) in order to transfer the Membership Interests.

(d) No Violations of Statutes, Orders, etc.

(i) There shall not be in effect any Legal Requirement that makes it illegal for Buyer to perform its obligations hereunder at Closing or any judgment, order, writ or decree that enjoins Buyer from performing such obligations.

(ii) There shall be no Claim pending or threatened by or before any Governmental Entity (and not subsequently dismissed, settled or otherwise terminated) seeking to restrain, prohibit, make illegal or invalidate any of the transactions contemplated by this Agreement or otherwise challenging the validity of the consummation of the transactions contemplated by this Agreement other than a Claim instituted or threatened by Buyer or any of its Affiliates.

(e) Material Adverse Effect. No event shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Companies or WTP Partnership.

(f) Release of Encumbrances. Seller shall deliver to Buyer evidence of the full and complete release, termination or discharge, effective upon closing, of the Encumbrances, guarantees and other obligations with respect to the Acquired Companies and (if applicable) the WTP Partnership Interest arising under the matters set forth on Schedule 5.5 in form and substance customary for transactions of this nature and reasonably satisfactory to the trustee(s) under Buyer’s existing indenture(s) and agent(s) under Buyer’s existing credit agreement(s); and

(g) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Seller pursuant to Section 4.2 shall have been delivered.

11.2 Conditions to Obligation of Seller.

The obligation of Seller to perform its obligations hereunder at Closing shall be subject to the satisfaction by Buyer of the conditions set forth below (which conditions may be waived in whole or in part by Seller in writing on or before the Closing Date).

(a) Representations, Warranties, and Covenants of Buyer. All of the representations and warranties of Buyer hereunder shall be true and correct in all material respects (and in all respects in the case of representations and warranties qualified by materiality) on and as of the date hereof and again on and as of the Closing Date, except to the extent that such representations and warranties are expressly made as of another specified date, which representations and warranties shall have been true and correct in all material respects as of such date (and in all respects in the case of representations and warranties qualified by materiality), and Buyer shall have performed in all material respects all covenants required of Buyer by this Agreement to be performed on or before the Closing Date.

(b) Officer’s Certificate. Buyer shall have delivered to Seller a certificate of Buyer’s proper officer, dated as of the Closing Date, certifying on behalf of Buyer that the conditions set forth in Section 11.2(a) have been fulfilled.

(c) Third Party Consents and Waivers. All material permits, consents, approvals, authorizations and waivers needed from third parties (including Governmental Entities) in order to transfer the Membership Interests shall have been obtained.

(d) No Violations of Statutes, Orders, etc.

(i) There shall not be in effect any Legal Requirement that makes or will make it illegal for Seller to perform its obligations hereunder at Closing or any judgment, order, writ or decree that enjoins Seller from performing such obligations.

(ii) There shall be no Claim pending or threatened by or before any Governmental Entity (and not subsequently dismissed, settled or otherwise terminated) seeking to restrain, prohibit, make illegal or invalidate any of the transactions contemplated by this Agreement or otherwise challenging the validity of the consummation of the transactions contemplated by this Agreement other than a Claim instituted or threatened by Seller or any of its Affiliates.

(e) Material Adverse Effect. No event shall have occurred that has had or would reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

(f) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Buyer pursuant to Section 4.2 shall have been delivered.

11.3 Termination.

Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time as follows:

(a) by either Buyer or Seller if the Closing has not occurred on or before June 30, 2014;

(b) by Buyer if there has been a material breach by Seller of any representation, warranty, covenant or obligation contained in this Agreement which will or has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and, if such breach is of a character that is capable of being cured, such breach has not been cured by Seller within seven days after written notice of such failure is given to Seller by Buyer;

(c) by Seller if there has been a material breach by Buyer of any representation, warranty, covenant or obligation contained in this Agreement which will or has prevented the satisfaction of any condition to the obligations of Seller at the Closing and, if such breach is of a character that is capable of being cured, such breach has not been cured by Buyer within seven days after written notice of such failure is given to Buyer by Seller;

(d) by any Party at any time prior to Closing, upon delivery of five Business Days’ prior written notice to the other Parties, if a final order has been issued by a judicial authority or Governmental Entity with appropriate jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement;

(e) by Buyer pursuant to the provisions of Section 10.2; or

(f) by mutual written agreement of the Parties;

provided, however, that no Party may exercise any right of termination pursuant to Section 11.3(a) if the failure of the Closing to occur by the specified date is due to the breach by such Party of its obligations under this Agreement or an inaccuracy of such Party’s representations and warranties contained in this Agreement.

11.4 Effect of Termination.

If this Agreement is terminated pursuant to Section 11.3, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 3.4 (Deposit), 5.9 (Brokers), 7.4 (Brokers), 11.4 (Effect of Termination), 12.2 (Exclusive Remedy), 12.4 (Limitation of Liability), 13.2 (Governing Law; Jurisdiction; Waiver of Jury Trial), 13.7 (Expenses), 13.11 (Third-Party Beneficiaries) and 13.14 (Publicity), which shall, except to the extent otherwise specifically provided, survive such termination and continue in full force and effect); provided, however, that nothing in this Section 11.4 shall release a Party from Liability for fraud, willful misconduct or any willful breach of any material representation, warranty, covenant or agreement in this Agreement that exists at the time of such termination.

11.5 Survival.

(a) The representations, warranties, covenants and obligations of the Parties under this Agreement shall survive the Closing and may be enforced in accordance with the provisions of Article 12 during the applicable survival period set forth in paragraph (b) below, upon notification in accordance with Section 13.6 (which notice shall include reasonable detail regarding the basis for the claim and, to the extent then available, the Liabilities or Damages actually suffered by the Person making the claim).

(b) Any claim under Section 12.1(a)(i) or Section 12.1(c)(i) with respect to Section 5.1, 6.1 or 7.1 (Organization and Qualification), Section 5.2 or 7.2 (Authority, Approval and Enforceability), Section 5.5 or 6.4 (Capitalization), Section 5.10 (Title to the WTP Partnership Interest), Sections 5.7 or 6.6 (Taxes) or clause (a) of Section 6.2 (No Violation of Consent – Organizational Documents of WTP Partnership) may only be made if the Party making the claim shall have notified the other Party in writing prior to the expiration of the applicable statute of limitations. Any other claim under Section 12.1(a)(i) or Section 12.1(c)(i) may be made only if the Party making the claim shall have so notified the other Party in writing within nine (9) months after the Closing Date. Except for those covenants and agreements which by their terms are intended to survive the Closing or to be performed after the Closing, all covenants and agreements of the Parties in this Agreement shall terminate at the Closing.

(c) If a claim for indemnification is properly and timely made under Section 12.1 and this Section 11.5, the applicable survival period under this Section 11.5 relating to that claim shall be deemed to toll with respect to such claim only, until such claim is ultimately resolved by a written instrument executed by each of the Parties or a final judgment of a court of competent jurisdiction.

ARTICLE 12

ADDITIONAL AGREEMENTS OF THE PARTIES

12.1 Indemnification.

(a) Seller Indemnity Obligations. Subject to the survival provisions set forth in Section 11.5 and the limitations set forth in this Section 12.1, Seller shall indemnify, defend, and hold harmless Buyer, its Affiliates, and their respective directors, officers, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against all Claims, Damages and Liabilities suffered or incurred by the Buyer Indemnified Parties that arise out of, result from or are payable as a result of the following:

(i) the breach of any representation or warranty made by Seller or the Acquired Companies in this Agreement or in any certificate or other document or instrument delivered by or on behalf of Seller to Buyer pursuant to this Agreement; or

(ii) the failure of Seller to perform any covenant or obligation required to be performed by it under this Agreement.

(b) Indemnity Limitations. In addition to and without limitation of the survival period limitations set forth in Section 11.5, the indemnity obligations of Seller under this Section 12.1 shall also be subject to the following limitations:

(i) Seller shall only be obligated to indemnify the Buyer Indemnified Parties for any Claims, Damages and Liabilities pursuant to Section 12.1(a)(i) to the extent the aggregate amount of such Claims, Damages and Liabilities actually suffered or incurred by the Buyer Indemnified Parties exceeds $1,000,000 (the “Deductible”), and then only to the extent such Liabilities or Damages exceed the Deductible.

(ii) Seller’s collective maximum aggregate liability pursuant to this Section 12.1(a)(i) shall be limited to $13,500,000 (the “Cap Amount”).

(iii) Notwithstanding anything to the contrary in this Agreement, the matters in Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.7, 5.8, 5.9, 5.10, 6.1, 6.4, 6.6 and clause (a) of Section 6.2 are not subject to either the Deductible or the Cap Amount.

In no event shall (x) Seller have any liability to Buyer with respect to any breach of any representation, warranty or covenant of Seller given hereunder (other than Section 5.10 and clause (a) of Section 6.2) of which Buyer has Knowledge as of the date hereof or (y) Seller’s liability to the Buyer Indemnified Parties under this Article 12 exceed the amount of the Purchase Price.

(c) Buyer Indemnity Obligations. Subject to the survival provisions set forth in Section 11.5, Buyer shall indemnify, defend, and hold harmless Seller and its Affiliates, and its directors, officers, employees and agents (collectively, the “Seller Indemnified Parties”) from and against all Claims, Damages, and Liabilities arising out of or resulting from or payable as a result of the following:

(i) the breach of any representation or warranty made by Buyer in this Agreement or in any certificate or other document or instrument delivered by or on behalf of Buyer to Seller pursuant to this Agreement; or

(ii) the failure of Buyer to perform any covenant or obligation required to be performed by it under this Agreement.

(d) Indemnity Procedure. If any Claim for which Seller, on the one hand, or Buyer, on the other hand (each an “Indemnifying Party”) could be liable to the other Party or another indemnified Person (each collectively, an “Indemnified Party”) under this Section 12.1 is asserted against or sought to be collected from such Indemnified Party by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of such Claim, specifying the nature of and specific basis for such Claim and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”); provided, however, that no failure or delay in the giving of such Claim Notice shall relieve the Indemnifying Party of any Liability hereunder (except to the extent the Indemnifying Party has suffered actual and material prejudice thereby).

The Indemnifying Party shall have 15 days from the delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Claim; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it deems necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the defense of such Claim.

If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Claim, then except as hereinafter provided, the Indemnifying Party shall have the right, at its own expense and after reasonable coordination with the Indemnified Party, to assume the defense of any such Claim either directly or through its insurer. In such case, but subject to Section 12.1(f) below, (i) the Indemnifying Party shall control the course of and make all decisions concerning any such proceeding, select and employ counsel (with the approval of the Indemnified Party, not to be unreasonably withheld), and expeditiously settle or prosecute such proceeding to a final conclusion, and (ii) the Indemnified Party may participate in, but not control, any such defense or settlement at its own cost and with its own counsel, and (iii) if requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Claim in question, in making any counterclaim against the Person asserting the Claim, or any cross complaint against any Person. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume or conduct the defense of the Indemnified Party in the event (a) the Indemnified Party is advised by legal counsel reasonably acceptable to the Indemnifying Party that a conflict of interest is reasonably likely to result under applicable rules of professional responsibility if the Indemnified Party and Indemnifying Party were represented by the same counsel, (b) a court in which the Claim is pending determines that a conflict of interest exists such that the Indemnifying Party’s counsel is prohibited by the court or otherwise unable to represent the Indemnified Party with respect to such Claim, (c) the Indemnifying Party and Indemnified Party are or become adverse parties in the Claim, in which event the Indemnified Party shall have the right to assume the defense of such y Claim with counsel reasonably satisfactory to the Indemnifying Party, or (d) the Indemnifying Party and/or its counsel fails to actively and diligently conduct such defense of the Indemnified Party.

To the extent the Indemnifying Party elects not to or is otherwise not entitled to assume and conduct the defense of any Claim as provided above, the Indemnified Party shall, at the cost and for the account of the Indemnifying Party, assume the defense of such Claim. In such case, the Indemnified Party shall have the right with respect to any Claim for which it is assuming the defense to choose counsel and make decisions regarding any such proceeding, provided that it shall keep the Indemnifying Party advised with respect thereto. Subject to Section 12.1(f) below, the Indemnifying Party shall be bound by any and all rulings, judgments, compromises and settlements reached by the Indemnified Party in good faith.

(e) Indemnity Claim Cooperation. If a Party becomes an Indemnified Party, it shall, at the Indemnifying Party’s expense, cooperate in all reasonable respects with the Indemnifying Party and permit the Indemnifying Party reasonable access to the Indemnified Party’s books, records, facilities and employees for the purpose of permitting the Indemnifying Party to perform its obligations under this Section 12.1; provided, however, that the Indemnified Party shall not be required to disclose to the Indemnifying Party any documents or correspondence covered by the attorney client privilege or the work product doctrine, except pursuant to a joint defense agreement. To the extent that any documents or correspondence are covered by the attorney client privilege or the work product doctrine, the Indemnified Party shall notify the Indemnifying Party if the Indemnified Party seeks to protect such privilege with respect to third parties. The Indemnified Party shall disclose to the Indemnifying Party the non-privileged contents of any such documents or correspondence. If requested by the Indemnifying Party, the Indemnified Party and the Indemnifying Party shall negotiate in good faith a joint defense agreement with respect to the matter that is the subject of the privileged communication or work product.

(f) Settlement of Claims. No third party Claim may be made the subject of a consent decree or otherwise settled or compromised without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. No consent decree or other settlement or compromise of any such Claim involving (i) the entry of a plea of guilty or nolo contendere to any criminal charge, (ii) any admission of responsibility, liability or wrongdoing, or (iii) involving or affecting Buyer’s ownership or use of the Membership Interests or WTP Partnership Interest shall require the prior consent of Buyer in its sole discretion.

(g) Adjustment to Purchase Price. The Parties agree that any payments made pursuant to this Section 12.1 shall be treated for all tax purposes as an adjustment to the Purchase Price unless otherwise required by any Legal Requirements.

12.2 Exclusive Remedy.

(a) If Closing occurs, Article 12 shall be the exclusive remedy of the Parties against each other for breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement; provided that nothing herein shall limit in any way any Party’s remedies in respect of fraud or willful breach or misconduct by the other Party in connection with the transactions contemplated hereby.

(b) If this Agreement is terminated under the circumstances described in Section 3.4(c), then (subject to Section 12.2(a) with respect to Buyer’s rights to pursue Claims for fraud or willful breach or misconduct) Buyer shall be entitled to pursue (at any time prior to termination of this Agreement): (x) the right to receive the Deposit (and all interest thereon) pursuant to Section 3.4, in which case such right to receive the Deposit shall be the exclusive remedy of Buyer against Seller for breaches of the representations, warranties, covenants and agreements contained in this Agreement and Buyer waives all other rights, remedies and damages to which it may be entitled in such event (subject to Section 12.2(a) with respect to Buyer’s rights to pursue Claims for fraud or willful breach or misconduct); or (y) to seek specific performance of this Agreement, in which case Buyer shall not be entitled to receive the Deposit unless and until Buyer’s suit for specific performance fails, with no further opportunity for appeal, or Buyer should subsequently elect forego its remedy of specific performance and elect the right to receive the Deposit (and all interest thereon) as provided in clause (x), at which time Buyer shall have the right to receive the Deposit (and all interest thereon).

(c) If this Agreement is terminated under the circumstances described in Section 3.4(b), then (subject to Section 12.2(a) with respect to Seller’s rights to pursue Claims for fraud or willful breach or misconduct) Seller shall be entitled to pursue (at any time prior to termination of this Agreement): (x) the right to receive the Deposit (and all interest thereon) pursuant to Section 3.4, in which case such right to receive the Deposit shall be the exclusive remedy of Seller against Buyer for breaches of the representations, warranties, covenants and agreements contained in this Agreement and Seller waives all other rights, remedies and damages to which it may be entitled in such event (subject to Section 12.2(a) with respect to Seller’s rights to pursue Claims for fraud or willful breach or misconduct); or (y) to seek specific performance of this Agreement, in which case Seller shall not be entitled to receive the Deposit, unless and until Seller’s suit for specific performance fails, with no further opportunity for appeal, or Seller should subsequently elect to forego its remedy of specific performance and elect the right to receive the Deposit (and all interest thereon) as provided in clause (x), at which time Seller shall have the right to receive the Deposit (and all interest thereon).

12.3 Cooperation and Preservation of Books and Records.

Each Party shall provide such assistance as the other Party may reasonably request in connection with the preparation of any Tax Return required to be filed in respect of the WTP Partnership Interest or Membership Interests, any audit or other examination by a taxing authority, any judicial or administrative proceeding relating to Liability for federal, foreign, state or local Taxes, or any claim for refund in respect of such Taxes. The Parties shall retain, and upon request provide, any records or information which may be reasonably relevant to such return, audit, examination, proceeding, or claim. Such assistance shall include, but is not limited to, (a) making employees or counsel available at and for reasonable times to provide additional information and explanation of any material to be provided hereunder and (b) subject to the right of each Party to refrain from disclosing or making available any proprietary information, any written or oral communications that are subject to the attorney client privilege and any documents that are covered by the work product doctrine, furnishing access to, and permitting the copying of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be of use in connection with such return, audit, examination, proceeding, or claim.

Because the Parties and their respective Affiliates may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by another Party, the Parties shall (x) use commercially reasonable efforts to properly retain and maintain such records until the 30th day following the last date on which the period to which such records relate is subject to audit, and (y) subject to the right of each Party to refrain from disclosing or making available any proprietary information, any written or oral communications that are subject to the attorney client privilege and any documents that are covered by the work product doctrine, allow the requesting Party and its respective agents and other representatives, at times and dates mutually acceptable to the Parties, to inspect, review, and make copies of such records as the requesting Party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the requesting Party’s expense.

12.4 Limitation of Liability.

IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, INCIDENTAL OR EXEMPLARY DAMAGES (IN TORT, CONTRACT OR OTHERWISE) OF SUCH PARTY UNDER OR IN RESPECT OF THIS AGREEMENT OR FOR ANY FAILURE OF PERFORMANCE RELATED HERETO HOWSOEVER CAUSED, WHETHER OR NOT ARISING FROM SUCH PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, UNLESS AWARDED PURSUANT TO THE THIRD PARTY CLAIM FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNITY PURSUANT TO THIS AGREEMENT.

12.5 Taxes.

(a) Subject to Section 12.5(c), Seller shall be responsible for, and shall bear and pay, all Taxes assessed with respect to the ownership of the Membership Interests for (i) any period ending prior to the Closing Date and (ii) any Straddle Period, the portion of such Tax (A) in the case of any Tax based upon or related to income, sales, gross receipts or wages, be deemed to equal the amount that would be payable if the period ended (and the books of the Acquired Companies and WTP Partnership were closed) on the Closing Date and (B) in the case of any Taxes other than those described in clause (A) (e.g., property or ad valorem Taxes) and Transfer Taxes, be deemed to be the amount of such Tax for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. All Taxes other than Transfer Taxes with respect to the ownership of the Membership Interests arising on or after the Closing Date (including all Straddle Period taxes not apportioned to Seller) shall be allocated to and borne by Buyer. Upon determination of the actual amount of Taxes, Seller shall promptly pay to Buyer any additional amount necessary to equal the Taxes with respect to the Membership Interests apportioned to Seller pursuant to this Section 12.5(a) and any Transfer Taxes apportioned to Seller pursuant to Section 12.5(c).

(b) Seller shall timely file any Tax Return with respect to Taxes applicable to the Acquired Companies or with respect to Seller’s interest in the Acquired Companies due on or before the Closing Date or that otherwise relate solely to periods before the Closing Date and shall pay any such Taxes shown due and owing on such Tax Return, subject to Seller’s right of reimbursement for any such Taxes for which Buyer is responsible under Section 12.5(c).

(c) Buyer shall be responsible for 50% and Seller shall be responsible for 50% of any and all excise, sales, use, stamp, transfer, documentary, filing, recordation, value added Taxes and other similar Taxes and fees, if any, incurred or imposed with respect to the transactions contemplated in this Agreement, together with any interest, additions or penalties with respect thereto and interest thereon (collectively, “Transfer Taxes”). Buyer and Seller agree to cooperate in good faith to minimize, to the extent permissible under applicable laws, the amount of any such Transfer Taxes and in the preparation and filing of any Tax Returns with respect to Transfer Taxes. Seller shall be responsible for all federal income taxes, state income taxes, and other similar taxes (including any applicable interest or penalties) incurred or imposed on Seller or its Affiliates with respect to the transactions contemplated in this Agreement.

(d) For federal income tax purposes, the Parties will treat Buyer’s acquisition of the Acquired Companies as an acquisition of the WTP Partnership Interest.

12.6 Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY CERTIFICATE OR OTHER DOCUMENT OR INSTRUMENT DELIVERED BY OR ON BEHALF OF SELLER PURSUANT TO THIS AGREEMENT, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES).

(b) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY CERTIFICATE OR OTHER DOCUMENT OR INSTRUMENT DELIVERED BY OR ON BEHALF OF SELLER PURSUANT TO THIS AGREEMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ACQUIRED COMPANIES OR THE WTP PARTNERSHIP, (II) THE CONDITION OR QUALITY OF THE ASSETS OF THE WTP PARTNERSHIP, (III) THE CONTENT OF ANY REPORTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ACQUIRED COMPANIES OR THE WTP PARTNERSHIP, AND (IV) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS AGREEMENT, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS. EACH OF THE PARTIES HEREBY WAIVES, AND AGREES NOT TO SEEK RESCISSION OF THE TRANSACTIONS CONTEMPLATED HEREUNDER (EXCEPT TO THE EXTENT OF ANY FRAUD OF SUCH OTHER PARTY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER).

(c) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY CERTIFICATE OR OTHER DOCUMENT OR INSTRUMENT DELIVERED BY OR ON BEHALF OF SELLER PURSUANT TO THIS AGREEMENT, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS OF THE ACQUIRED COMPANIES OR THE WTP PARTNERSHIP, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S RIGHTS UNDER THIS ARTICLE 12, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS OF THE ACQUIRED COMPANIES AND THE WTP PARTNERSHIP “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d) SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY LEGAL REQUIREMENTS TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES IN THIS SECTION 12.6 ARE “CONSPICUOUS” DISCLAIMERS.

(e) THE INDEMNIFICATION AND RELEASE PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER EACH ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

12.7 Cooperation Regarding Litigation.

Following Closing, Buyer shall permit Seller and its Affiliates reasonable access to the records of the Acquired Companies at reasonable times for the purpose of defending against or prosecuting Claims asserted by or against Seller or its Affiliates.

12.8 Amendment of Schedules.

Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until the Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter first arising, discovered or brought to the attention of Seller after the date hereof which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Schedules. For purposes of determining whether the conditions set forth in Article 11 have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if the Closing occurs, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to the Closing shall be waived and Buyer will not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

ARTICLE 13

MISCELLANEOUS

13.1 Dispute Resolution.

The Parties acknowledge that if any dispute or controversy arises out of this Agreement or any of the other documents to be delivered hereunder or the performance, breach, validity, interpretation or enforcement thereof, it is in the best interests of the Parties for such dispute or controversy to be resolved in the shortest time and with the lowest cost of resolution practicable.

(a) The Party believing a dispute to exist will give the other Party prompt written notice thereof, setting forth in reasonable detail the facts alleged to give rise to such dispute, any relevant contractual provisions, the nature of any claimed default or breach and a statement of the manner in which such Party believes the dispute should be resolved.

(b) Within 20 days after receipt of such notice, the Party against whom relief is sought in connection with such dispute will deliver a written response, setting forth in reasonable detail its views of the facts alleged to give rise to such dispute, any relevant contractual provisions, the nature of the claimed default or breach and a statement of the manner in which such Party believes the dispute should be resolved.

(c) If the Parties do not agree on the manner in which the dispute should be resolved, they will arrange to hold a meeting within 10 days after delivery of the response. Each Party will have in attendance at such meeting a representative with the authority to resolve such dispute. At the meeting (and any adjournments thereof), the Parties will negotiate in an attempt to agree as to whether a dispute exists, the exact nature of the dispute and the manner in which the dispute should be resolved. If deemed appropriate by the Parties, a professional mediator may be engaged to assist in resolving the dispute. Any resolution of the dispute will be evidenced by a written agreement setting forth in reasonable detail the actions to be taken by each Party.

(d) The Parties agree that nothing in this Section 13.1 will preclude either Party from filing suit at any time in accordance with Section 13.2.

13.2 Governing Law; Jurisdiction; Waiver of Jury Trial.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Houston, Texas (in each case, including any applicable courts of appeal thereto), in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

13.3 Entire Agreement.

This Agreement (including the documents, schedules, attachments, exhibits, annexes and instruments referred to herein and therein) and any other agreements or documents executed in connection herewith constitute the entire agreement between the Parties and supersedes any and all prior oral or written statements, representations, disclosures, agreements, documents or other instruments with respect to the matters covered hereby. In the event of any irreconcilable conflict between the terms of this Agreement and any conveyancing documents contemplated hereby or executed in connection herewith, the terms of this Agreement shall control.

13.4 Waiver.

No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

13.5 Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party without the prior written consent of the other Party and any such assignment that is not consented to shall be null and void.

13.6 Notices.

Any notice provided or permitted to be given under this Agreement shall be in writing, and delivered by facsimile, electronic mail (.pdf) or a recognized commercial delivery service. Notice shall be deemed given and received upon receipt only if received during normal business hours and if received other than during normal business hours shall be deemed received as of the opening of business on the next Business Day). For purposes of notice, the addresses, facsimile numbers and email addresses of the Parties shall be as follows:

For Seller to:	Atlas Pipeline Mid-Continent Holdings, LLC
110 W. 7th Street, Suite 2300
Tulsa, Oklahoma 74119
Attn: Gerald R. Shrader
Facsimile: 918.925.3851
Email: jshrader@atlaspipeline.com

with a copy (which will not constitute notice) to:

Jones Day
717 Texas, Suite 3300
Houston, Texas 77002
Attn: Jeffrey A. Schlegel
Facsimile: 832.239.3600
Email: jaschlegel@jonesday.com

For Buyer to:

Martin Operating Partnership L.P.
4200B Stone Road
Kilgore, Texas 75662
Attn: Chris Booth
Facsimile: 903.988.7915
Email: chris.booth@martinmlp.com

with a copy (which will not constitute notice) to:

Locke Lord LLP
600 Travis, Suite 2800
Houston, Texas 77002
Attn: Kevin Peter
Facsimile: 713.226.1235
Email: kpeter@lockelord.com

Each Party shall have the right, upon giving five days’ prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

13.7 Expenses.

Each Party shall be solely responsible for all expenses incurred by it in connection with this transaction (including fees and expenses of its own counsel and consultants).

13.8 Severability.

If a provision of this Agreement that does not affect the essential nature of, or consideration for, the arrangement among the Parties reflected hereby is ruled to be invalid or unenforceable, such declaration shall not affect the validity or enforceability of the remaining provisions of this Agreement, which shall continue in full force and effect. In such event, however, the Parties shall negotiate in good faith to replace such invalid or unenforceable provision with a valid and enforceable provision that places each Party in substantially the same position it would have been in had such original provision been valid and enforceable.

13.9 Amendment.

This Agreement (including the documents, schedules, attachments, exhibits, annexes and instruments referred to herein) may not be amended except by an instrument in writing signed by each of the Parties.

13.10 Further Actions.

Each Party shall execute and deliver such other certificates, agreements, notices and other documents and take such other actions as may reasonably be requested by the other Party in order to consummate or implement the transactions contemplated by this Agreement.

13.11 Third Party Beneficiaries.

Except as may be expressly set forth in Section 13.1 with respect to Buyer Indemnified Parties or Seller Indemnified Parties other than the Parties, nothing in this Agreement is intended to create any third party beneficiary rights respecting any Person or to confer upon any Person, other than the Parties and their respective successors and permitted assigns, any rights, remedies or obligations under or by reason of this Agreement, and the Parties specifically negate any such intention.

13.12 Specific Performance.

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except as otherwise provided in Section 13.2, the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled under this Agreement.

13.13 Counterparts; Exhibits.

This Agreement may be executed in one or more counterparts (delivery of which may be made by facsimile or in portable document format (.pdf)), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All attachments, Schedules and Exhibits attached hereto are hereby made a part of this Agreement and incorporated herein by this reference.

13.14 Publicity.

Prior to making any public announcement with respect to the transactions contemplated hereby, each Party shall provide a copy of the contents of such announcement to the other Party; provided, however, that any Party may make such disclosures or statements as it reasonably believes may be required by applicable Legal Requirements, including any rules or regulations of any stock exchange.

13.15 Construction.

(a) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notices required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date for such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

(b) Whenever the context requires, reference herein made to a single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as applicable, unless otherwise indicated. The term “including” means “including without limitation.” All references herein to “$” or “dollars” shall refer to the lawful currency of the United States.

(c) This Agreement, for convenience only, has been divided into articles and sections. The rights and other legal relations of the Parties shall be determined from this Agreement as an entirety and without regard to the aforesaid division into articles and sections and without regard to headings prefixed to such articles. References in this Agreement to articles, sections, exhibits, or schedules are to such articles, sections, exhibits, or schedules of this Agreement unless otherwise specified.

(d) Any item disclosed in one Section or Schedule will be deemed to be disclosed in any other Section or Schedule where such disclosure is relevant, even if there is no express cross reference, provided that the nature and the relevance of the disclosure is reasonably apparent from the face and scope of such disclosure. Disclosure of items that may or may not be required to be disclosed by this Agreement does not mean that such items are material or create a standard of materiality and will not be deemed an admission that any such disclosed matter is or may give rise to a breach of any Contract or violation of any Legal Requirement.

[signatures on the following pages]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth above.

SELLER:

ATLAS PIPELINE MID-CONTINENT HOLDINGS, LLC

By:	/s/ Eugene N. Dubay
Name:	Eugene N. Dubay
Title:	President

BUYER:

MARTIN OPERATING PARTNERSHIP L.P.

By:	Martin Operating GP LLC,
its general partner

By:	Martin Midstream Partners L.P.,
its sole member

By:	Martin Midstream GP LLC
its general partner

By:	/s/ Robert D. Bondurant
Name:	Robert D. Bondurant
Title:	Executive Vice President and Chief
Financial Officer